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                                                                      EXHIBIT 21

                              LIST OF SUBSIDIARIES


Eldorado Resorts LLC

       Eldorado Capital Corp., a Nevada corporation (100%-owned by the Company)

       Eldorado Limited Liability Company, a Nevada limited-liability company (76.7647%-owned by the Company)

       Silver Legacy Joint Venture, a Nevada general partnership (50%-owned by Eldorado Limited Liability Company)


Eldorado Capital Corp.

       None